Exhibit 99.g(3)

SECURITY CAPITAL RESEARCH &

MANAGEMENT INCORPORATED

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) dated as of December 19, 2011 is entered into by and between Security Capital Research & Management Incorporated (the “Sub-Adviser”) and Versus Capital Advisors LLC (the “Adviser”) and, solely with respect to Section 10 below,  Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”) and sets forth the terms on which the Sub-Adviser will act as sub-adviser of certain assets of the Fund placed with Sub-Adviser from time to time for purposes of the management of the Fund’s liquidity hereunder (the “Account”).

1.             Appointment of the Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser as investment manager with respect to the Account with investment authority, subject to the Investment Guidelines (as defined and described in Section 3 below), and the Sub-Adviser accepts such appointment and agrees to manage the Account as Adviser’s agent and sub-adviser for the period and on the terms set forth in this Agreement.

2.             Composition of Account; Custody.

(a)  The Account shall consist of two Sub-Accounts, which shall be designated respectively as:  (i) the Liquidity Portfolio, and (ii) the Liquid Core Portfolio.  Each such Sub-Account shall consist of such cash and securities as shall be agreed upon by the Adviser and the Sub-Adviser that Adviser from time to time places under the management of the Sub-Adviser and/or which shall become part of the Account as a result of transactions therein or otherwise.  The Adviser shall direct the Sub-Adviser with respect to the allocation of sums between the two Sub-Accounts, while the Sub-Adviser will be responsible for the management of assets within each Sub-Account.

(b)  The Adviser has appointed The Bank of New York Mellon, a New York corporation authorized to do banking business (the “Custodian”) to be the custodian of the cash and securities in each respective Sub-Account, and the Sub-Adviser will execute all investment transactions for settlement with the Custodian under the following custodial account numbers:  Liquidity Portfolio — 492616; Liquid Core Portfolio — 492615.  The Adviser will provide the Custodian and the Sub-Adviser with at least two (2) business days’ notice of any contributions to and five (5) business days’ notice of any withdrawals from the Account, as they may occur from time to time.  The Adviser shall direct the Custodian to comply with all investment instructions given by the Sub-Adviser with respect to the Account.  The Adviser shall provide the Sub-Adviser with reasonable advance notice of any subsequent changes in the Custodian.

(c)  The Adviser and the Sub-Adviser agree that all dividend and interest income received in respect of each Sub-Account will be retained in that respective Sub-Account, subject to the Fund’s dividend policy.  Whether the income is distributed or reinvested, the Fund shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Account and the filing of any returns in connection therewith or otherwise required by law.

3.             Investment Guidelines.  The Adviser is responsible for informing the Sub-Adviser, in advance and in writing, of the investment policies, guidelines, objectives, restrictions, conditions, limitations or directions applicable to, as well as any cash needs of, each Sub-Account (the “Investment Guidelines”), and the Sub-Adviser shall invest, reinvest and manage the securities and cash in each Sub-Account subject to such Investment Guidelines as agreed to and separately executed by the Adviser and Sub-Adviser.  The Adviser may amend the Investment Guidelines upon written notice to the Sub-Adviser; provided such amendment becomes effective only upon the Sub-Adviser’s written acknowledgment of its receipt of such amendment, and the Sub-Adviser shall be provided a reasonable time to comply with such amendment.

4.             Discretionary Authority.

(a)  The Adviser requests the Sub-Adviser to review the assets held in the Account, and, subject to and in accordance with the Investment Guidelines, the Sub-Adviser shall have complete discretion and authority, without obtaining the Adviser’s instructions, to make such sales, exchanges, investments or reinvestments or to take any action that it deems necessary or desirable in connection with the assets in the Account, and in connection therewith to execute or cause to be executed any and all required documents.  In exercising its investment discretion the Sub-Adviser is not limited to investing in securities and other property of the type normally deemed appropriate for trust funds.

(b)  The Adviser authorizes the Sub-Adviser, in its discretion and in accordance with its aggregation policy as set forth in its Form ADV, to aggregate purchases and sales of securities for the Account with purchases and sales of securities of the same issuer for other clients of the Sub-Adviser occurring on the same day.  When transactions are so aggregated, the actual prices applicable to the aggregated transaction will be averaged, and the Account and the accounts of other participating clients of the Sub-Adviser will be deemed to have purchased or sold their proportionate share of the securities involved at the average price so obtained.

(c)  Subject to the Investment Guidelines, investments may be made in, but are not limited to, securities of any kind including common or preferred stocks, warrants, rights and corporate or government bonds or notes, limited liability legal entities and non-registered pooled funds.

5.             Brokerage and Execution Services.  In accordance with the terms of Exhibit A, attached hereto and made a part hereof, the Adviser acknowledges that the Sub-Adviser will effect securities and other investment transactions through brokers of its choosing.  To the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Account (including, but not limited to, the identity of the Adviser and market value of the Account), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Account in accordance with the terms of this Agreement.

6.             Proxies and Legal Proceedings.

(a)  The Sub-Adviser shall vote all proxies with respect to securities held in the Account in accordance with Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time.  Adviser agrees to instruct the Custodian to forward all proxy materials and related shareholder communications to the designee provided by Sub-Adviser promptly upon receipt.  The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.  The Sub-Adviser shall provide such information to the Adviser regarding its proxy votes, including the basis for those votes, as the Adviser may reasonably request.

(b)  The Adviser acknowledges and agrees that the Sub-Adviser will not be required to advise or take any action on behalf of the Adviser or the Fund, including filing any proof of claim forms, with respect to any bankruptcies, class actions or other legal proceedings involving securities held or formerly held in the Account or the issuers of those securities.

7.             Information and Statements.

(a)  The Sub-Adviser shall cause to be rendered to the Adviser, no less frequently than quarterly, statements setting forth the property in the Account and transactions therein and advices of changes as they are made in the Account in accordance with the Sub-Adviser’s normal procedures.  The Adviser agrees to review promptly all statements and advices.  The Adviser acknowledges that the Custodian will furnish the official confirmations of Account transactions and periodic Account statements detailing positions and activity.

(b)  The Sub-Adviser and all of its employees, representatives, directors, officers, shareholders and affiliates (collectively, the “JPMC Entities and Persons”) shall not incur any liability or responsibility for any determination made, advice given, or other action taken or omitted by it in good faith with respect to the determination of the value of the Account under its management.

(c)  The Sub-Adviser shall maintain such books and records concerning the Account for inspection by the Adviser on behalf of the Fund as are required under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder.

8.             Delegation to Third Parties.  At its own expense, the Sub-Adviser may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement.  Notwithstanding any other provision of the Agreement, the Sub-Adviser may provide information about the Account to any such third party for the purpose of providing the services contemplated under this clause.  The Sub-Adviser will act in good faith in the selection, use and monitoring of other third parties, and any delegation or appointment hereunder shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

9.             Disclosure and Confidentiality.

(a)  Neither the Adviser nor the Fund shall make any representation regarding or reference to the Sub-Adviser or any of the Sub-Adviser’s affiliates in any disclosure document, advertisement, sales literature or other promotional materials without the prior written consent (which may be via e-mail) of the Sub-Adviser.  The requirements of the previous sentence, however, do not apply to required regulatory filings.  It is expressly understood and agreed that any information or recommendation supplied or produced by the Sub-Adviser in connection with this Agreement and/or the performance of its obligations hereunder is to be regarded by the Adviser and the Fund as confidential, for use only by the Adviser and the Fund in connection with the performance of this Agreement, and shall not be disclosed except as required by law or with the written consent of the Sub-Adviser.

(b)  The Sub-Adviser shall not make any representation regarding or reference to the Adviser, the Fund or any of their affiliates in any disclosure document, advertisement, sales literature or other promotional materials without the prior written consent (which may be via e-mail) of the Adviser and/or the Fund.  The requirements of the previous sentence, however, do not apply to required regulatory filings.  It is expressly understood and agreed that any information or recommendation supplied or produced by the Adviser or the Fund in connection with this Agreement and/or the performance of their obligations hereunder is to be regarded by the Sub-Adviser as confidential, for use only by the Sub-Adviser in connection with the performance of this Agreement, and shall not be disclosed except as required by law or with the written consent of the Adviser and/or the Fund.

10.           Fees and Expenses.  For all services provided hereunder, the Adviser shall direct the Fund to pay the Sub-Adviser the fees set forth in Exhibit B attached hereto.  Such fees may be changed by written agreement of the parties hereto, subject to applicable law.  It is understood that, in the event such fees are to be paid by the Custodian, the Adviser will provide written authorization to the Custodian to pay such fees directly from the Account.  In addition, it is agreed that all brokerage commissions, taxes, charges and other costs incident to the purchase and sale of securities shall be charged to and paid from the Account.  The Fund shall also be responsible for, and shall reimburse the Sub-Adviser with respect to, any out-of-pocket expenses (including attorneys fees) incurred by any of the JPMC Entities and Persons with respect to any third party litigation or required responses to third parties arising out of the Sub-Adviser’s management of the Account, except to the extent that the Sub-Adviser or any of the JPMC Entities or Persons acted with gross negligence or willful misconduct.

11.           Service to Other Clients and Conflicts of Interest.  It is understood that the Sub-Adviser and its affiliates (“JPMorgan Chase”) perform advisory and sub-advisory services for various clients. The Adviser agrees that the Sub-Adviser may give advice and take action with respect to any of its other clients, which may differ from advice given or the timing or nature of action taken with respect to the Account. It is the Sub-Adviser’s policy, to the extent practicable, to allocate investment opportunities among its clients over a period of time on a fair and equitable basis, consistent with the allocation policy set forth in its Form ADV. It is understood that the Sub-Adviser shall not have any obligations to purchase or sell, or to recommend for purchase or sale, for the Account any security which JPMorgan Chase, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Sub-Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Account.  The Adviser acknowledges and agrees that the Sub-Adviser may make different investment decisions with respect to each of its clients, and that such fact shall not be relied upon by the Adviser or any of its agents or representatives as evidence of a breach of the Sub-Adviser’s duties hereunder.

12.           Insider Information.  If, by reason of its investment management activities, the Sub-Adviser obtains material non-public information, the Adviser acknowledges that the Sub-Adviser will not make any investment decisions based upon such information.

13.           Notices.

(a)  With regard to any contributions to, or withdrawals from the Account, notice shall be communicated to the Sub-Adviser both telephonically and via facsimile to the following individuals:

Telephone:	(312) 385-8300
Attention:	Mr. Robert W. Culver (or current relationship manager)

Facsimile:	(312) 385-8326
Attention:	Mr. Robert W. Culver (or current relationship manager)
Mr. Anthony R. Manno Jr.
Mr. Michael J. Heller

(b)  All other notices and written communications specified herein shall be deemed duly given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by overnight courier service for next business day delivery, by facsimile transmission, or by electronic transmittal with return receipt, to the appropriate address for each party as set forth below. Such communications shall be effective immediately (if delivered in person or by confirmed facsimile), upon the date acknowledged to have been received in return receipt, or upon the next business day (if sent by overnight courier service).

Notices shall be sent to the Sub-Adviser at the following address:

Address:	Security Capital Research & Management Incorporated
10 South Dearborn Street, Suite 1400
Chicago, Illinois 60603
Facsimile:	(312) 385-8326
Attention:	Mr. Robert W. Culver, Mr. Anthony R. Manno Jr., Mr. Michael J. Heller

A copy of all legal notices shall also be delivered to the Sub-Adviser at the following address:

Address:	Security Capital Research & Management Incorporated
1111 Polaris Parkway, Suite 4P, Mail Code OH1-0152
Columbus, Ohio 43240
Facsimile:	(614) 248-4189
Attention:	JPMorgan Chase Legal Department

Notices shall be sent to the Custodian at the following address:

Address:	301 Bellevue Parkway, 4th Floor
Wilmington, DE 19809
Facsimile:	(302) 791-1570
Attention:	Richard May

Notices shall be sent to the Adviser or the Fund at the following address:

Address:	Versus Capital Advisors LLC
7100 East Belleview Avenue, Suite 306
Greenwood Village, CO 80111
Facsimile:	(888) 792-7401
Attention:	Casey Frazier

14.           Discharge of Liability.

(a)  The Sub-Adviser does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Account.  The Adviser understands that investment decisions made for the Account by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  The Sub-Adviser will manage only the securities, cash and other investments held in the Account and in making investment decisions for the Account, the Sub-Adviser will not consider any other securities, cash or other investments owned or managed by the Adviser.

(b)  The JPMC Entities and Persons shall have no liability for any expenses, losses, damages, liabilities, charges and claims of any kind or nature whatsoever (“Losses”) incurred by or threatened against the Sub-Adviser as the result of any actions it takes based on instructions that it receives from authorized persons (“Authorized Persons”) of the Adviser and that are reasonably believed by the JPMC Entities and Persons to be genuine.  A list of such Authorized Persons shall be provided, and may be updated from time to time, by the Adviser.  The JPMC Entities and Persons shall not be liable to the Adviser, the Fund or their representatives for any Losses suffered by the Fund arising from any depreciation in the value of the Account or from the income derived from it (including, without limitation, where such depreciation results from capital loss or taxation liability) or other Losses that result from the Sub-Adviser’s actions hereunder, except to the extent such Losses are directly caused by the gross negligence or willful misconduct of the Sub-Adviser or such JPMC Entities or Persons.

(c)  The Sub-Adviser may consult with legal counsel concerning any question which may arise with reference to its duties under this Agreement, and the Sub-Adviser shall not be deemed imprudent by reason of its taking or refraining from taking any action in good faith and in accordance with the advice of such counsel.

(d)  Notwithstanding the foregoing, no provision of this Agreement shall constitute a waiver or limitation of any right of the Adviser that may exist under U.S. federal or state securities law whose applicability is not permitted to be contractually waived.

15.           Force Majeure.

(a)  Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party.  Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

(b)  If at any time due to contributions and withdrawals, fluctuations in market prices, abnormal market conditions or any other reason outside the control of the Sub-Adviser, there shall be a deviation from the specific guidelines described herein, the Sub-Adviser shall not be in breach of the guidelines so long as it takes such actions over such reasonable period of time as the Sub-Adviser determines are prudent and in the best interests of the Adviser to return the investments of the Account to compliance with the guidelines.

16.           Adviser Representations.  The Adviser represents and warrants to the Sub-Adviser that:  (i) the Adviser has been given full power and authority by the Board of Directors of the Fund (the “Board”) to appoint the Sub-Adviser to deal with the Account in accordance with the terms of this Agreement, including, without limitation, the Investment Guidelines; (ii) this Agreement is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule, or obligation to which the Adviser or the Account is subject, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and Adviser agrees to provide the Sub-Adviser with evidence of such authority as may be reasonably requested by the Sub-Adviser); (iii) when the Fund is eligible, the Adviser will execute and deliver to the Sub-Adviser a Qualified Institutional Buyer Certification (Annex A), and the Adviser will immediately advise the Sub-Adviser in writing of any change in status affecting such certification; (iv) the Adviser acknowledges that it has received, before or at the time of entering into this Agreement, a copy of the Sub-Adviser’s brochure required by Part 2 of Form ADV; and (v) the Adviser shall, as reasonably requested by the Sub-Adviser, furnish to the Sub-Adviser certified copies of appointments or designations setting forth the titles and authorities of the individuals who are authorized to act on behalf of the Adviser with respect to the Account and this Agreement, as set forth on the list to be provided by the Adviser, and the Sub-Adviser shall be entitled to rely upon such information (including the list of names provided by the Adviser) until it receives written notice of a change in such appointments or designations.

17.           Sub-Adviser Representations.  The Sub-Adviser represents and warrants to the Adviser that: (i) this Agreement is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule, or obligation to which the Sub-Adviser is subject, and when so executed and delivered, will be binding upon the Sub-Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and Sub-Adviser agrees to provide the Adviser with evidence of such authority as may be reasonably requested by the Adviser); and (ii) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

18.           Delivery of Documents.  The Adviser has furnished or shall furnish the Sub-Adviser with copies of each of the following documents, in each case as in effect on the date of this Agreement and as amended from time to time:  (i) The Amended and Restated Limited Liability Company Agreement of the Fund; (ii) the Prospectus and Statement of Additional Information of the Fund; and (iii) all policies and procedures that govern the affairs of the Fund.

19.           Applicable Law.  All questions arising hereunder shall be determined according to the laws of the State of New York (without regard to its conflict of laws provisions) and the provisions hereof shall be binding upon the successors and assigns of the parties.  The parties hereby submit to the jurisdiction of the courts of New York and of the federal courts in the Southern District of New York with respect to any litigation relating to this agreement.  The Adviser consents to the service of process by the mailing to the Adviser of copies thereof by certified mail to the Adviser’s address as it appears on the books and records of the Sub-Adviser, such service to be effective ten (10) days after mailing.  The parties hereby waive trial by jury in any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement.  The Adviser hereby irrevocably waives any immunity to which it might otherwise be entitled in any arbitration, action at law, suit in equity or any other proceedings arising out of or based on this Agreement or any transaction in connection herewith.

20.           Assignment.  This Agreement shall terminate automatically in the event of its assignment, in accordance with Section 15(a)(4) of the 1940 Act.

21.           Term and Effectiveness.

(a)  This Agreement shall become effective as of the date of its execution, providing it has been approved:  (i) by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act, or (ii) in accordance with exemptive relief received from the Securities and Exchange Commission (the “SEC”) that would permit the Adviser, subject to the approval of the Board, to appoint the Sub-Adviser without first obtaining approval of a majority of the outstanding voting securities of the Fund.

(b)  The Agreement shall remain in effect for a period of two (2) years, and thereafter shall continue for successive annual periods, provided that such continuance is specifically approved at least annually:  (i) by the Board, or by the vote of the outstanding securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), and (ii) by a vote of a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

22.           Termination and Survival.  This Agreement may be terminated with respect to all or a portion of the cash, securities or other property constituting the Account by either party as to its responsibilities hereunder at any time by giving to the other party written notice at least thirty (30) days prior to the date on which such termination is to become effective.  In addition, the Agreement may be terminated at any time, without the payment of any penalty, by:  (i) vote of the Board; or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than sixty (60) days’ written notice to the Sub-Adviser, in accordance with Section 15(a)(3) of the 1940 Act.  Termination of this Agreement shall be without prejudice to the completion of any commitments to purchase or dispose of any securities or other property made by the Sub-Adviser prior to giving or receipt of notice to terminate this Agreement. The provisions relating to the following rights and obligations of the parties shall survive the termination, cancellation, expiration and/or rescission of this Agreement: Discharge of Liability, Applicable Law, and Termination and Survival.

23.           Counterparts; Severability.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect.

24.           Amendment.  This Agreement may be amended by mutual consent of the parties.  Except as provided herein, no alteration or variation of the terms of this Agreement shall be valid unless made in writing and signed by the parties hereto.  However, the effect of any material change in this Agreement will be to create a new contract that must be approved either:  (i) by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act, or (ii) in accordance with exemptive relief received from the SEC that would permit the Adviser, subject to the approval of the Board, to appoint the Sub-Adviser without first obtaining approval of a majority of the outstanding voting securities of the Fund.

25.           Customer Identification Program.  To help the government fight the funding of terrorism and money laundering activities, the Sub-Adviser has adopted a Customer Identification Program, (“CIP”) pursuant to which the Sub-Adviser is required to obtain, verify and maintain records of certain information relating to its clients.  In order to facilitate the Sub-Adviser’s compliance with its CIP, the Adviser hereby represents and warrants that:  (i) the Fund’s taxpayer identification number or other government issued identification number is 45-1872199, (ii) all documents provided to the Sub-Adviser are true and accurate as of the date thereof, and (iii) the Adviser agrees to provide to the Sub-Adviser such other information and documents that the Sub-Adviser requests in order to comply with the Sub-Adviser’s CIP.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of the parties on the day and year first above written.

Versus Capital Advisors LLC

By:	/s/ Casey Frazier
Title:	CIO

Security Capital Research & Management Incorporated

By:	/s/ Anthony R. Manno, Jr.
Title:	Chairman

Acknowledged and agreed, solely with respect to Section 10 hereof:

Versus Capital Multi-Manager Real Estate Income Fund LLC

By:	/s/ Mark Quam
Title:	CEO

EXHIBIT A

Brokerage and Execution Services

(a)  The Sub-Adviser will use the execution services of such broker-dealers as it may select from time to time, which will be entitled to compensation for their services, to effect transactions for the purchase and/or sale of securities and other investments by the Account. In connection with transactions effected for the Account, the Adviser authorizes the Sub-Adviser to establish and trade in accounts in the name of the Account with members of national or regional securities exchanges and the Financial Industry Regulatory Authority, including “omnibus” accounts established for the purpose of combining orders for more than one Adviser.

(b)  In selecting brokers through which transactions for the Account will be executed, the Sub-Adviser’s primary consideration will be the broker’s ability to provide best execution of trades. In making a decision about best execution (and subject to section 28(e) of the Exchange Act), the Sub-Adviser may consider a number of factors including, but not limited to, trade price and commission and quality of research services the broker may provide. The commission rates paid to any broker for execution of transactions will be determined through negotiations with the broker, taking into account industry norms for the size and type of transaction, and the nature of brokerage and research services provided. Such research services may include, but not be limited to, analysis and reports concerning economic factors and trends, industries, specific securities, and portfolio strategies. Research services furnished by brokers will generally be used in connection with all of the Sub-Adviser’s advisory accounts with its clients, although not all such services may be used with any particular account that paid commissions to the brokers providing such services.

EXHIBIT B

FEE LETTER

This letter constitutes our agreement with respect to compensation to be paid to Security Capital Research & Management Incorporated (the “Sub-Adviser”) under the terms of an Investment Sub-Advisory Agreement between Versus Capital Advisors LLC (the “Adviser”) and the Sub-Adviser, as amended from time to time for services provided (the “Agreement”).  Pursuant to this Fee Letter and in consideration of the services to be provided under the Agreement, the Adviser has been authorized to secure the following annual fee, to be paid by Versus Capital Multi-Manager Real Estate Income Fund (the “Fund”) at the direction of the Adviser, to be calculated and accrued daily and paid quarterly, in arrears, as set forth below.

Sub-Adviser’s annual fee for acting as investment manager is as follows:

1.00% on the first $10 million; plus,

0.85% on the next $15 million; plus,

0.75% on the next $25 million; plus,

0.70% on the next $25 million; plus,

0.65% on the next $25 million; plus,

0.60% on the next $25 million; plus,

0.55% thereafter

Billing Period and Fee Calculation Methodology

The above fee shall be calculated on the basis of the average daily net asset value (as defined in the Fund’s prospectus) of the aggregate assets under management in the Account (as defined in the Agreement).  The fees shall be paid within 30 days of the start of each succeeding calendar quarter.

ANNEX A

Qualified Institutional Buyer Certification

To: Security Capital Research & Management Incorporated (the “Agent”)

Dear Ladies and Gentlemen:

The undersigned has retained the Agent to manage the assets of Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”) in the account (the “Account”) pursuant to an agreement with the Agent (the “Agreement”). Pursuant to the Agreement, the Agent is authorized to invest the Account in restricted securities under Rule 144A of the Securities Act of 1933, as amended (“Rule 144A”) that are issued by various issuers (the “Issuers”) and purchased from various broker-dealers (the “Brokers”). In order to establish that the Fund is a “Qualified Institutional Buyer” under Rule 144A, the undersigned hereby makes the certifications set forth below to the Agent, the Issuers, and the Brokers. The undersigned acknowledges that the Agent, the Issuers, and the Brokers will rely on this certification for purposes of Rule 144A. The Agent is hereby authorized to certify to the Issuers and Brokers from time to time that the Fund is a Qualified Institutional Buyer within the meaning of Rule 144A. Such Issuers and Brokers may rely on a certification from the Agent as to the Fund’s status as a Qualified Institutional Buyer as if such certification were delivered directly from the undersigned.  The undersigned agrees to notify the Agent of any change in the certifications set forth below.  This certification shall be deemed to be a continuing certification until such time as Agent is notified in writing that the Fund is no longer a Qualified Institutional Buyer for purposes of Rule 144A.

The undersigned hereby certifies that it is familiar with the requirements of Rule 144A and further certifies, represents and warrants that:

1. The Fund is a “Qualified Institutional Buyer” as described in Attachment A hereto.

2. As of                             *, the Fund owned and invested on a discretionary basis an aggregate of $                          ** of eligible securities as defined and calculated as set forth in Attachment A.

3. Fiscal year end:

4. The undersigned is acting for the Fund’s own account or the accounts of other Qualified Institutional Buyers.

5. The person signing this certification is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the undersigned duly authorized to execute this certification. If the Fund is a “family of investment companies” as defined in Rule 144A, the person executing this certification is an executive officer of the investment adviser.

Company:
By:
Printed Name:
Title:
Date:

* Insert a specific date on or since the end of the undersigned’s most recent fiscal year.

** The amount can be an approximation but must be a specific amount in excess of $100 million or such lesser amount applicable to the entity as contemplated by Attachment A. The aggregate investable amount should include all eligible securities, not just those managed by agent.

Attachment A

Definition of “QUALIFIED INSTITUTIONAL BUYER”

Any of the following entities, acting for its own account or the account of other Qualified Institutional Buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities:

•                  A company organized as an insurance company, whose primary and predominant business activity is the writing of insurance or the reinsuring of risk underwritten by insurance companies, and which is subject to supervision by the insurance commissioner, or similar official or agency, of a state or territory or the District of Columbia; or any receiver or similar official or any liquidating agent for an insurance company, in his capacity as such.

•                  An investment company registered under the Investment Company Act of 1940, as amended.

•                  A business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended (the “1940 Act”).

•                  A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

•                  A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees.

•                  An employee benefit plan within the meaning of Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

•                  A trust fund whose trustee is a bank or trust company and whose participants are exclusively (i) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, or (ii) employee benefit plans within the meaning of Title I of the ERISA, except trust funds that include as participants individual retirement accounts or H.R. 10 plans.

•                  A business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

•                  An organization described in Section 501(c)(3) of the Internal Revenue Code, as amended.

•                  A corporation (other than a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or a savings and loan association or other institution referenced in Section 3(a)(5)(A) of the Securities Act or a foreign bank or savings and loan association or equivalent institution).

•      A partnership.

•                  A Massachusetts or similar business trust.

•                  An investment adviser registered under the Investment Advisers Act of 1940, as amended.

•                  A bank as defined in Section 3(a)(2) of the Securities Act that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the rule.

•                  A savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the rule.

•                  A foreign bank or savings and loan association or equivalent institution that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 18 months preceding such date of sale for a foreign bank or savings and loan association or equivalent institution.

A dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that in the aggregate owns and invests on a discretionary basis at least $10 million in securities.

A dealer registered pursuant to Section 15 of the Exchange Act, acting in a riskless principal transaction on behalf of a Qualified Institutional Buyer.

An investment company registered under the 1940 Act that is part of a family of investment companies (as defined in Rule 144A(a)(1)(iv) promulgated under the Securities Act) which own in the aggregate at least $100 million in securities.

An entity, all of the equity owners of which are Qualified Institutional Buyers.

Calculation of the Aggregate Amount of Securities owned and invested on a discretionary basis

Exclusions.  In determining the aggregate amount of eligible “securities” owned and invested on a discretionary basis, the following instruments and interests shall be excluded:  securities issued by affiliates of the entity, bank deposit notes and certificates of deposits, loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps.

Valuation.  The aggregate value of securities owned and invested on a discretionary basis by an entity shall be the cost of such securities, except that they may be valued at market if the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published.

Subsidiaries.  Securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under sections 13 or 15(d) of the Exchange Act, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.

WRITTEN CONSENT OF THE SOLE MEMBER

OF

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

THE UNDERSIGNED, being the sole member (the “Member”) of VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC, a Delaware limited liability company (the “Fund”), does hereby consent in writing, in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the Limited Liability Company Agreement of the Fund, to the adoption of the following resolutions:

I.                                         SUB-ADVISORY AGREEMENT WITH SECURITY CAPITAL RESEARCH & MANAGEMENT INCORPORATED:

WHEREAS, pursuant to a written consent of the sole member of the Member, the Member, in its capacity as the Fund’s adviser, has been authorized to enter into a sub-advisory agreement with Security Capital Research & Management Incorporated (the “Security Capital Sub-Adviser”), a registered adviser under the Investment Advisers Act of 1940, as amended, in connection with the operation of the Fund as a non-diversified, closed-end investment management company, whereby the Security Capital Sub-Adviser would act as the Fund’s investment sub-adviser, in connection with the operation of the Fund as a non-diversified, closed-end investment management company (the “Security Capital Sub-Advisory Agreement”).

NOW THEREFORE BE IT RESOLVED, that the Security Capital Sub-Advisory Agreement be and hereby is approved.

II.                                     SUB-ADVISORY AGREEMENT WITH E.I.I. REALTY SECURITIES, INC.:

WHEREAS, pursuant to a written consent of the sole member of the Member, the Member, in its capacity as the Fund’s adviser, has been authorized to enter into a sub-advisory agreement with E.I.I. Realty Securities, Inc. (the “E.I.I. Sub-Adviser”), a registered adviser under the Investment Advisers Act of 1940, as amended, in connection with the operation of the Fund as a non-diversified, closed-end investment management company, whereby the E.I.I. Sub-Adviser would act as the Fund’s investment sub-adviser, in connection with the operation of the Fund as a non-diversified, closed-end investment management company (the “E.I.I. Sub-Advisory Agreement”).

NOW THEREFORE BE IT RESOLVED, that the E.I.I. Sub-Advisory Agreement be and hereby is approved.

1

III.                                 SUB-ADVISORY AGREEMENT WITH FORUM SECURITIES LIMITED

WHEREAS, pursuant to a written consent of the sole member of the Member, the Member, in its capacity as the Fund’s adviser, has been authorized to enter into a sub-advisory agreement with Forum Securities Limited (the “Forum Sub-Adviser”) in connection with the operation of the Fund as a non-diversified, closed-end investment management company, whereby the Forum Sub-Adviser would act as the Fund’s investment sub-adviser, in connection with the operation of the Fund as a non-diversified, closed-end investment management company (the “Forum Sub-Advisory Agreement”).

NOW THEREFORE BE IT RESOLVED, that the Forum Sub-Advisory Agreement be and hereby is approved.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the 19th day of December, 2011.

SOLE MEMBER OF
VERSUS CAPITAL MULTI-MANAGER REAL
ESTATE INCOME FUND LLC:

Versus Capital Advisors LLC

By:	/s/ William R. Fuhs
	Name:	William R. Fuhs
	Title:	Chief Financial Officer